EXHIBIT 99.1

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: May 21, 2007
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC ELECTS MIKE LAPHEN CEO, VAN HONEYCUTT TO REMAIN CHAIRMAN

          EL SEGUNDO, Calif., May 21 - Computer Sciences Corporation (NYSE: CSC) today announced that its Board of Directors has elected CSC President and Chief Operating Officer Michael W. Laphen to the position of chief executive officer, effective immediately. Laphen, 56, succeeds Van B. Honeycutt, 62, who will remain as chairman and a CSC employee through his current term, which expires on July 30, 2007. Laphen, who retains the position of president, will become chairman at that time.

          “I am honored to be selected as CSC’s next CEO, and I will strive to serve the best interests of CSC’s clients, employees and shareholders in the same way Van has succeeded in doing over his 32 years,” said Laphen. “I would like to add that we owe a great deal of thanks to Van. He led our company through a period of tremendous growth and has laid the foundation for the next level of CSC’s success.”

          “Mike is an exceptional leader who understands our industry very well,” said Honeycutt. “I have worked very closely with him, particularly during the past four years while he has been our COO. I am confident he will continue CSC’s great legacy as a global market leader in the information technology services industry.”

           Laphen joined the company in 1977, and has held a number of senior positions that have provided a comprehensive mix of technical, financial and general management experiences in diverse commercial, public sector and international markets. Before being

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named president and chief operating officer in April 2003, he served as the chief executive of CSC’s European Group. Prior to his European assignment, Laphen served as president of the company’s Federal Sector - Civil Group, where he was responsible for all CSC business with U.S. federal government civil agencies. Earlier, as president of CSC’s Integrated Systems Division, he led CSC’s activities in providing large-scale systems integration, systems engineering and software development projects to the aerospace and defense markets.

          Laphen has a bachelor’s degree in business from Pennsylvania State University and an MBA degree from the Wharton School of Business at the University of Pennsylvania. He served in the United States Air Force and the Pennsylvania Air National Guard, and is a member of the Information Technology Association of America, the Armed Forces Communications and Electronics Association and National Defense Industrial Association.

          Van Honeycutt will retire from his role as CEO after a 32-year career with CSC, but will continue his service to the company in an ongoing consulting role. He was named chief executive officer in 1995 and chairman of the Board of Directors in 1997. Under his leadership, CSC’s revenue grew from $3.4 billion to $14.7 billion, and the market value increased from $2.6 billion to $9.4 billion, as reported for the fiscal quarter ending December 2006. He is widely credited with CSC’s entrance into the information technology (IT) outsourcing business in 1991, which was the principal growth engine of the company throughout the 1990s. He was instrumental in diversifying CSC’s customer base from predominantly U.S. federal clients to commercial and international clientele, and was president of CSC’s Industry Services Group. Additionally, he managed CSC's aggressive strategy of acquisitions, mergers and alliances that has strongly positioned CSC in key vertical markets. In an earlier assignment, Honeycutt transformed a small acquisition into one of the nation’s largest credit reporting organizations.

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          Honeycutt earned a bachelor’s degree in business administration from Franklin University in Ohio, and completed Stanford University's Executive Graduate Program in 1984. He was appointed by the President of the United States to the National Telecommunications Advisory Committee and served as chairman for two terms.

About CSC

          Computer Sciences Corporation is a leading global IT services company. CSC’s mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 77,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC’s own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.7 billion for the 12 months ended Dec. 29, 2006. For more information, visit the company’s Web site at www.csc.com.

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